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                                   EXHIBIT 12

                               IKON CAPITAL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)
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



                                                                          Fiscal Year Ended September 30
                                                               -----------------------------------------------
                                                                  1997     1996       1995      1994     1993
                                                               --------- ---------   -------   -------  -------
Earnings
     Income from continuing operations                         $  42,581 $  31,512   $17,860   $15,631  $  9,336
     Add:
          Provision for income taxes........................      28,984    23,150    14,476     9,794     6,218
          Fixed charges.....................................      89,560    63,538    38,263    25,673    22,807
                                                                  ------    ------    ------    ------    ------

     Earnings, as adjusted(A)...............................    $161,125  $118,200   $70,599   $51,098   $38,361
                                                                ========  ========   =======   =======   =======
Fixed charges
     Other interest expense, including interest on capital
        leases..............................................     $88,941   $63,125   $37,945   $25,559   $22,701
     Estimated interest component of rental expense.........         619       413       318       114       106
                                                                 -------   -------   -------   -------   -------

     Total fixed charges(B).................................     $89,560   $63,538   $38,263   $25,673   $22,807
                                                                 =======   =======   =======   =======   =======
Ratio of earnings to fixed charges
     (A) divided by (B).....................................         1.8       1.9       1.8       2.0       1.7
                                                                     ===       ===       ===       ===       ===
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